Exhibit 99(a)(1)(D)

          Offer To Purchase For Cash

All Outstanding Shares of Common Stock
of
 LOWRANCE ELECTRONICS, INC.
at
$37.00 Net per Share
Pursuant to the Offer to Purchase
Dated January 31, 2006
by
 Navico Acquisition Corp.

a wholly owned subsidiary of

SIMRAD YACHTING AS

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 28, 2006, UNLESS THE OFFER IS EXTENDED.

January 31, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

          We have been engaged by Navico Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Simrad Yachting AS, a stock corporation incorporated under the laws of Norway ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of Lowrance Electronics, Inc., a Delaware corporation (the "Company") at a price of $37.00 per Share, net to the seller in cash and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 31, 2006 (the "Offer to Purchase"), and the related Letter of Transmittal enclosed herewith.

          Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

  1.
  Offer to Purchase dated January 31, 2006;

  2.
  Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

  3.
  Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to Mellon Investor Services LLC (the "Depositary") prior to the expiration of the Offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

  4.
  A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5.
  The letter to stockholders of the Company from Darrell Lowrance, the Company's President and Chief Executive Officer and a member of the Company's Board of Directors, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

  6.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9; and

  7.
  Return envelope addressed to Mellon Investor Services LLC, Reorganization Department, PO Box 3301, South Hackensack, NJ 07606.

          We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, March 1, 2006, unless the Offer is extended.

          The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with all Shares owned by Parent or the Purchaser, represents at least a majority in number and voting power of the total outstanding voting Shares of the Company on a fully diluted basis (which means after giving effect to the exercise, conversion or exchange of all options, warrants, rights and Shares exercisable or exchangeable for or convertible into such voting Shares) and (ii) the expiration or early termination of all waiting periods (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the German Act Against Restraints of Competition and the Norwegian Competition Act. See Section 15 of the Offer to Purchase for additional conditions to the Offer.

          The Board of Directors of the Company unanimously (i) approved, adopted and declared advisable the Merger Agreement (as defined below) and the other transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger (as defined below) are fair to and in the best interests of the Company and its stockholders, and (iii) recommends that the holders of Shares accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

          The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 29, 2006 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that the Purchaser will be merged with and into the Company (the "Merger") following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Parent, and the separate corporate existence of the Purchaser will cease.

          In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase. Under no circumstances will interest be paid on the purchase price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.

          Holders of Shares whose certificates for such Shares are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to the Depositary prior to the Expiration Date (as defined in the Offer to Purchase), must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

          The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your clients. The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

          Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Goldman, Sachs & Co.

          Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, the Purchaser, the Company, the Dealer Manager, the Information Agent, the Depositary or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.